Globetech Ventures Corp.

(An exploration stage company)

Consolidated Financial Statements

For the year ended September 30, 2006

In Canadian dollars

Auditors' Report

To the Shareholders of

Globetech Ventures Corp.

We have audited the consolidated balance sheets of Globetech Ventures Corp. as at September 30, 2006 and 2005 and the consolidated statements of operations and deficit, shareholders’ equity (deficiency) and cash flows for each of the years in the three year period ended September 30, 2006 and the period from December 1991 to September 30, 2006. These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 2006 and the period from December 1991 to September 30, 2006 in accordance with Canadian generally accepted accounting principles.

The financial statements as at September 30, 2001 and for period from December 1991 to September 30, 2001 were audited by another auditor who expressed an opinion without reservation on those statements in their report dated February 20, 2002.

“MacKay LLP”

Vancouver, Canada

April 10, 2007

Chartered Accountants

Comments by Auditors for U.S. Readers on Canada – United States Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements.  Our report to the shareholders is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors report when they are adequately disclosed in the financial statements.  Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended September 30, 2006 and assets, liabilities and shareholders’ equity as at September 30, 2006, 2005, and 2004 to the extent summarized in note 11 to the consolidated financial statements.

“MacKay LLP”

Vancouver, Canada

April 10, 2007

Chartered Accountants

Globetech Ventures Corp.

(An exploration stage company)

Consolidated Balance Sheets

(in Canadian dollars)

	September 30, 2006	September 30, 2005

ASSETS
Current Assets
Cash and cash equivalents	$ 283	$ 51,085
GST Refunable	3,968	10,330
Other receivables	-	18,207
Prepaid expenses and deposits	-	1,503
	4,251	81,125

Equipment (note 3)	1,500	2,096
Mineral properties (note 4)	77,731	50,407

	83,482	$ 133,628

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$ 307,119	$ 148,496
Loans payable (note 6)	343,098	254,211
	650,217	402,707

SHAREHOLDERS' DEFICIENCY

Capital stock
Authorized
Unlimited common shares of no par value
Issued and outstanding (note 7)	33,824,961	33,615,191
Contributed surplus	3,008,754	3,008,754
Deficit accumulated during the exploration stage	(37,400,450)	(36,893,024)

	(566,735)	(269,079)

	$ 83,482	$ 133,628

Casey Forward
President

Ping Shen
Chief Financial Officer

The accompanying notes form an integral part of these consolidated financial statements

Globetech Ventures Corp.

(An exploration stage company)

Consolidated Statements of Operations and Deficit

(in Canadian dollars)

	Period from December 1991 to September 30,	For the year ended September 30,
	2006	2006	2005	2004

Revenue	$ 846,207	$ -	$ -	$ -

Cost of revenues	1,362,702	-	-	-
Gross profit (loss)	(516,495)	-	-	-

Administrative expenses
Accounting and legal	1,134,410	44,335	36,079	108,992
Amortization	610,399	596	840	1,186
Consulting fees	1,031,464	261,499	39,000	163,148
Directors fees	97,149	-	-	-
Interest and bank charges	737,790	88,986	29,923	45,361
Interest on long-term debt	164,704	-	-	-
Management fees	502,117	60,000	46,000	41,117
Office and miscellaneous	1,000,192	24,290	14,297	9,295
Public relations	726,407	10,710	17,119	86,204
Regulatory and transfer agent fees	163,622	10,796	-	10,962
Repairs and maintenance	497,118	-	-	-
Salaries and wages	1,483,601	-	-	-
Stock-based compensation (note 8(b))	3,008,754	-	579,654	2,429,100
Telephone	315,824	624	2,367	7,245
Travel and promotion	1,579,060	4,620	3,405	70,092
	13,052,611	506,456	768,684	2,972,702
Income (loss) before other items	(13,569,106))	(506,456)	(768,684)	(2,972,702)
Other items
Equity loss from investment	(102,449)	-	-	-
Foreign exchange gain (loss)	(204,622)	(970)	(10,169)	(16,424)
Gain on settle or write-down of debt	237,100	-	-	112,214
Impairment of notes receivable	(1,367,945)	-	-	-
Interest income	339,772	-	-	96
Miscellaneous income	114,695	-	-	-
Write-down of investment	(89,626)	-	-	-
Write-down of mineral properties	(4,857,651)	-	-	(4,425,208)
Recovery (write-off) of subsidiaries	(18,968,185)	-	-	-
	(24,898,911)	(970)	(10,169)	(4,329,322)
Loss from operations before income taxes and non-controlling interest	(38,468,017)	(507,426)	(778,853)	(7,302,024)
Non-controlling interest	1,067,567	-	-	-

Net loss for the period	(37,400,450)	(507,426)	(778,853)	(7,302,024)
Deficit, beginning of period	-	(36,893,024)	(36,114,171)	(28,812,147)

Deficit, end of period	$ (37,400,450)	$ (37,400,450)	$ (36,893,024)	$ (36,114,171)

Basic and diluted loss per share		$ (0.03)	$ (0.05)	$ (0.60)
Weighted average number of shares Basic and diluted		15,036,926	14,340,414	12,246,150

The accompanying notes form an integral part of these consolidated financial statements

Globetech Ventures Corp.

(An exploration stage company)

Consolidated Statements of Shareholders’ Equity (Deficiency)

(in Canadian dollars)

	Number of shares	Common Shares issued and fully paid	Contributed Surplus and Equity portion of convertible debentures	Deficit accumulated during the exploration stage	Total

Balance December, 1991	-	$ -	$ -	$ -	$ -
Issuance of shares for cash
Private placements	1,280,001	159,500	-	-	159,500
Loss for the period	-	-	-	(32,080)	(32,080)
Balance September 30, 1992	1,280,001	159,500	-	(32,080)	127,420

Issuance of shares for cash
By way of prospectus	600,000	360,000	-	-	360,000
Exercise of options	112,000	67,200	-	-	67,200
Exercise of warrants	100,000	60,000	-	-	60,000
Issuance of shares for property	150,000	90,000	-	-	90,000
Share issue costs	-	(83,205)	-	-	(83,205)
Loss for the year	-	-	-	(105,902)	(105,902)
Balance September 30, 1993	2,242,001	653,495	-	(137,982)	515,513

Issuance of shares for cash
Private placement	400,000	576,000	-	-	576,000
Share issue costs	-	(60,622)	-	-	(60,622)
Loss for the year	-	-	-	(403,571)	(403,571)
Balance September 30, 1994	2,642,001	1,168,873	-	(541,553)	627,320

Issuance of shares for cash
Private placements	418,000	1,121,400	-	-	1,121,400
Exercise of options	204,000	347,440	-	-	347,400
Issuance of shares for finders fees	35,069	99,570	-	-	99,570
Share issue costs	-	(108,570)	-	-	(108,570)
Loss for the year	-	-	-	(343,044)	(343,044)
Balance September 30, 1995	3,299,070	2,628,713	-	(884,597)	1,744,116

Issuance of shares for cash
Private placements	1,488,000	6,178,000	-	-	6,178,000
Exercise of options	1,128,584	4,161,930	-	-	4,161,930
Issuance of shares for finders fees	75,624	197,379	-	-	197,379
Share issue costs	-	(365,874)	-	-	(365,874)
Loss for the year	-	-	-	(1,533,474)	(1,533,474)
Balance September 30, 1996	5,991,278	$ 12,800,148	$ -	$ (2,418,071)	$10,382,077

The accompanying notes form an integral part of these consolidated financial statements

Globetech Ventures Corp.

(An exploration stage company)

Consolidated Statements of Shareholders’ Equity (Deficiency)(continued)

(in Canadian dollars)

	Number of shares	Common Shares issued and fully paid	Contributed Surplus and Equity portion of convertible debentures	Deficit accumulated during the exploration stage	Total

Balance forward	5,991,278	$ 12,800,148	$ -	$ (2,418,071)	$10,382,077
Issuance of shares for cash
Exercise of options	243,000	639,730	-	-	639,730
Exercise of warrants	845,447	3,696,723	-	-	3,696,723
Issued on conversion of debt	2,464,950	4,821,079	-	-	4,821,079
Issuance of common shares for acquisition of subsidiary	171,282	1,124,745	-	-	1,124,745
Issuance of shares for finders fees	65,298	457,086	-	-	457,086
Share issue costs	-	(472,562)	-	-	(472,562)
Equity portion of convertible debentures	-	-	169,760	-	169,760
Loss for the period	-	-	-	(2,822,786)	(2,822,786)
Balance September 30, 1997	9,781,255	23,066,949	169,760	(5,240,857)	17,995,852
Contingent consideration on acquisition of subsidiary	-	(1,086,901)	-	-	(1,086,901)
Issued on conversion of debt	277,776	261,679	(59,219)	-	202,460
	10,059,031	22,241,727	110,541	(5,240,857)	17,111,411
Capital stock consolidation (7.5:1)	(8,717,827)	-	-	-	-
Issued on conversion of debt	221,234	519,691	(110,541)	-	409,150
Issued on settlement of debt	550,000	111,152	-	-	111,152
Loss for the year	-	-	-	(20,236,904)	(20,236,904)
Balance September 30, 1998	2,112,438	22,872,570	(110,541)	(25,477,761)	(2,605,191)

Issued on settlement of debt	1,433,364	1,604,029	-	-	1,604,029
Loss for the year	-	-	-	(706,147)	(706,147)
Balance September 30, 1999	3,545,802	24,476,599	-	(26,183,908)	(1,707,309)

Issuance of shares for cash
Exercise of options	24,100	56,321	-	-	56,321
Exercise of warrants	227,273	370,612	-	-	370,612
Issued on conversion of debt	1,830,073	1,078,550	-	-	1,078,550
Issued on settlement of debt	220,748	489,660	-	-	489,660
Subscriptions received in advance	-	369,875	-	-	369,875
Share issue costs	-	(74,141)	-	-	(74,141)
Loss for the year	-	-	-	(438,663)	(438,663)
Balance, September 30, 2000	5,847,996	$ 26,767,476	$ -	$ (26,622,571)	$ 144,905

The accompanying notes form an integral part of these consolidated financial statements

Globetech Ventures Corp.

(An exploration stage company)

Consolidated Statements of Shareholders’ Equity (Deficiency)(continued)

(in Canadian dollars)

	Number of shares	Common Shares issued and fully paid	Contributed Surplus and Equity portion of convertible debentures	Deficit accumulated during the exploration stage- unaudited	Total

Balance Forward	5,847,996	$ 26,767,476	$ -	$ (26,622,571)	$ 144,905
Issuance of shares for cash
Private placement	2,000,000	456,840	-	-	456,840
Issued for subscriptions received in advance	227,273	369,875	-	-	369,875
Subscriptions received in advance	-	(369,875)	-	-	(369,875)
Issued on acquisition of equity investment	500,000	192,075	-	-	192,075
Issued on settlement of debt	914,670	502,784	-	-	502,784
Share issue costs	-	(45,492)	-	-	(45,492)
Loss for the year	-	-	-	(1,822,692)	(1,822,692)
Balance September 30, 2001	9,489,939	27,873,683	-	(28,445,263)	(571,580)
Loss for the year	-	-	-	(319,713)	(319,713)
Balance September 30, 2002	9,489,939	27,873,683	-	(28,764,976)	(891,293)

Loss for the year	-	-	-	(47,171)	(47,171)
Balance September 30, 2003	9,489,939	27,873,683	-	(28,812,147)	(938,464)

Issuance of shares for cash
Private placements	1,797,674	1,299,990	-	-	1,299,990
Issued on conversion of debt	652,000	432,000	-	-	432,000
Acquisition of Brazil Gold Ltda.	2,000,000	4,050,000	-	-	4,050,000
Share issue costs	-	(135,690)	-	-	(135,690)
Contributed surplus	-	-	2,429,100	-	2,429,100
Loss for the year	-	-	-	(7,302,024)	(7,302,024)
Balance September 30, 2004	13,939,613	33,519,983	2,429,100	(36,114,171)	(165,088)

Issuance of shares for cash
Private placement – August 4, 2004 – shares issued due to repricing clause	302,326	-	-	-	-
Acquisition of Gladys Lake option	50,000	18,504	-	-	18,504
Issued on conversion of debt	180,000	76,704	-	-	76,704
Contributed surplus	-	-	579,654	-	579,564
Loss for the year	-	-	-	(778,853)	(778,853)
Balance September 30, 2005	14,471,939	33,615,191	3,008,754	(36,893,024)	(269,079)

Warrant shares issued (note 6d)	257,812	-	-	-	-
Acquisition of Gladys Lake option	50,000	10,500	-	-	10,500
Issued on conversion of debt	861,000	199,270	-	-	199,270
Loss for the year	-	-	-	(507,426)	(507,426)
Balance September 30, 2006	15,640,751	$ 33,824,961	$ 3,008,754	$ (37,400,450)	$ (566,735)

The accompanying notes form an integral part of these consolidated financial statements

Globetech Ventures Corp.

(An exploration stage company)

Consolidated Statements of Cash Flows

(in Canadian dollars)

	Period from December 1991 to September 30,	For the year ended September 30,
	2006	2006	2005	2004
Operating Activities
Net loss for the period	$ (37,400,450)	$ (507,426)	$ (778,853)	$ (7,302,024)
Items not involving cash
Accrued interest and foreign exchange on converted debt	499,708	88,887	-	-
Accrued interest on notes receivable	(83,213)	-	-	-
Amortization	610,399	596	840	1,186
Equity loss from investment	102,449	-	-	-
Impairment of notes receivable	1,367,945	-	-	-
Non-controlling interest	(1,067,567)	-	-	-
Share issued on settlement of subsidiary debt	267,370	-	-	-
Write-down of investment	89,626	-	-	-
Write-down of mineral properties	4,857,651	-	-	4,425,208
Write-down of subsidiaries, net of cash	18,738,788	-	-	-
Write-down of debt	(112,214)	-	-	(112,214)
Stock-based compensation	3,008,754	-	579,654	2,429,100
Change in non-cash working capital
GST refunable and other receivables	(191,048)	24,569	(28,537)	3,904
Inventory	(299,208)	-	-	-
Prepaid expenses and advances	2,275	1,503	772	-
Accounts payable and accrued liabilities	3,251,1318	357,893	18,362	127,577
Net cash provided from operating activities	(6,357,604)	(33,978)	(207,762)	(427,263)
Financing Activities
Advances from related parties	1,284,949	-	-	-
Net proceeds on issuance of convertible debentures	4,949,465	-	-	-
Shares issued for cash (net of issue costs)	18,575,405	-	-	1,164,300
Net cash provided from financing activities	24,809,819	-	-	1,164,300
Investing Activities
Notes receivable advanced	(1,284,732)	-	-	-
Purchase of subsidiaries, net of cash	(1,355,771)	-	-	-
Purchase of equipment	(12,367,763)	-	-	-
Expenditures on mineral properties	(2,478,099)	(16,824)	(31,903)	(375,208)
Due from related parties	(525,227)	-	(13,637)	(66,162)
Deposit	(440,340)	-	-	-
Net cash used in investing activities	(18,451,932)	(16,824)	(45,540)	(441,370)

Change in cash and cash equivalents	283	(50,802)	(253,302)	295,667
Cash and cash equivalents at beginning of period	-	51,085	304,387	8,720
Cash and cash equivalents at end of period	$ 283	$ 283	$ 51,085	$ 304,387

Supplement cash flow information (note 9)

The accompanying notes form an integral part of these financial statements.

Globetech Ventures Corp.

Notes to Consolidated Financial Statements

September 30, 2005

(In Canadian dollars)

1.

Nature of Operations and Going Concern

Globetech Ventures Corp. ("the Company") is incorporated under the laws of British Columbia, Canada, and its principal business activities includes acquiring, exploring and developing of mineral properties and the processing of related mineral resources.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.  Continued operations of the Company are dependent on the Company's ability to receive continued financial support, complete equity financing, or generate profitable operations in the future. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

2.

Significant Accounting Policies

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") and reflect the significant accounting policies outlined below.  These policies conform, in all material respects, with accounting principles generally accepted in the United States ("U.S. GAAP"), except as discussed in Note 11.

(a)

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sacolco (Pty) Ltd. ("Sacolco"), Glowing Green Minerals Ltd. ("Glowing"), and its 60% owned subsidiary Qasim Mining Enterprises Ltd. ("QMEL"). These consolidated financial statements also include the accounts of the wholly owned subsidiaries of Sacolco, Impro Metals (Pty) Ltd. and Sachemco (Pty) Ltd. All significiant inter-company balances and transactions have been eliminated.

During the year ended September 30, 1998, the Company determined that it was not feasible to continue the operations of Sacolco, Glowing and QMEL. Consequently, all net assets and related costs were written-off to operations.

(b)

Financial instruments

All significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.  Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

(c)

Mineral properties

Mineral properties consist of exploration and mining concessions, options and contracts.  Acquisition and exploration costs are capitalized and deferred until such time as the property is put into production, or the property is disposed of by sale or abandonment.   If put into production, the costs of acquisition and exploration will be written off over the life of the property based on estimated economic reserves.  Proceeds received from the sale of any interest in a property will be credited against the carrying value of the property, with any excess included in operations for the period.  If a property is abandoned, the acquisition and deferred exploration costs will be written off to operations.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, in accordance with industry norms for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property may be subject to unregistered prior agreements or inadvertent non-compliance with regulatory requirements.

Management reviews capitalized costs on its mineral properties on an annual basis and will recognize impairment in value based upon current exploration results and upon management’s assessment of the future probability of profitable revenues from the property or sale of the property.

Recorded costs of mineral properties and deferred exploration costs are not intended to reflect present or future values of mineral properties. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that changes in future conditions could require a material change in the recognized amount.

The Company records mineral exploration tax credits using the cost reduction approach.  These credits are accrued when the qualifying expenditures are made and there is reasonable assurance the tax credits will be realized.

(d)

Investments

The Company accounts for its investments in affiliated companies over which it has significant influence on the equity basis of accounting, whereby the investments are initially recorded at cost, adjusted to recognize the Company's share of earnings or losses of the investee company and reduced by dividends received.  Declines in market value below costs are recognized when such declines are considered to be other than temporary.

(e)

Equipment

Equipment is carried at cost less accumulated amortization.  Amortization is being provided for annually using the declining balance method at the following annual rates:

Office equipment

20%

Computer equipment

30%

(f)

Income (loss) per share

Income (loss) per share amounts have been calculated based on the weighted average number of shares outstanding during the year.  The weighted average number of shares outstanding during the year ended September 30, 2006 was 15,036,926 (2005 - 14,340,414; 2004 - 12,246,150).

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.  The assumed conversion of outstanding common share options and warrants has an anti-dilutive effect in the presented years.

(g)

Foreign currency translation

The monetary assets and liabilities of the Company that are denominated in foreign currencies are translated at the rate of exchange at the balance sheet date.  Revenues and expenses are translated at the exchange rate prevailing at the transaction date.  Exchange gains and losses arising on translation are included in the consolidated statements of operations.

All of the Company's foreign subsidiaries are integrated with the Company and translated using the temporal method.  Under this method, monetary assets and liabilities are translated at the rate of exchange at the balance sheet date.  Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date.  Income and expenses are translated at rates which approximate those in effect on transaction dates.  Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each period end are included in operations.

(h)

Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period.  Actual results could differ from those reported.

(i)

Income tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized.  Future income tax assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

(j)

Stock based compensation

The Company uses the fair value method to account for accounting for stock-based compensation. Stock-based compensation awards expense is calculated using the Black-Scholes option pricing model and is charged to operations with an offsetting credit to contributed surplus.

(k)

Impairment of long-lived assets

The Company determines if an impairment loss exists by determining if the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition.  If an impairment exists, the amount of the loss is measured as the amount by which the long-lived asset's carrying amount exceeds its fair value.

3.

Equipment

2006
	Cost	Accumulated amortization	Net book value
Office equipment	$ 5,222	$ 4,963	$ 259
Computer equipment	26,313	24,072	1,241
	$ 31,535	$ 30,035	$ 1,500

2005
	Cost	Accumulated amortization	Net book value
Office equipment	$ 5,222	$ 4,899	$ 323
Computer equipment	26,313	24,540	1,773
	$ 31,535	$ 29,439	$ 2,096

4.

Mineral properties and deferred mineral property expenditures

On February 28, 2005, Globetech announced that it had entered into an option agreement whereby the Company can earn a 100% interest in the Gladys Lake porphyry molybdenum property from Mr. John Peter Ross of Whitehorse, Yukon.  The Gladys Lake property is situated in northwestern British Columbia approximately 50 km northeast of Atlin and 15 km north of the Adanac molybdenum deposit presently undergoing final engineering studies and permitting.

In order to earn a 100% interest, the Company is required to pay a total of $95,000, in ascending payments over a period of four years. The agreement also calls for the issuing of 400,000 shares of Globetech over this same period. On April 12, 2005, the Company issued 50,000 shares from treasury. After the four-year period, the Company agrees to pay an annual advance royalty of $25,000 commencing February 28, 2010.  On completion of a bankable feasibility, the Company will issue to the vendor a further 400,000 shares of Globetech.  The vendor will retain a 3% Net Smelter Return Royalty, 2% of which can be purchased by the Company on a pro-rata basis for the sum of $2,000,000 at any time within five years of commencement of commercial production.  An initial down payment of $10,000 was made.

During 2006, the Company paid $15,000 and issued an additional 50,000 shares.

The balance of payments and schedule of share issuances is as follows:

Date	Amount	Shares
March 21, 2007	$ 20,000	50,000
March 21, 2008	25,000	100,000
March 21, 2009	25,000	150,000

The Company has incurred the following costs on the Gladys Lake property:

	September 30,
	2006	2005

Acquisition costs	$ 54,004	$ 28,504
Exploration costs
Report	13,199	13,161
Assessment work	1,789	-
Geologist	4,000	4,000
Transportation	4,739	4,742
Total	$ 77,731	$ 50,407

5.

Related Parties

The Company has entered into the following transactions with related parties which are in the normal course of operations and have been valued in these financial statements at the exchange amount which is the amount of consideration established and agreed to by the related parties.

	For the year ended September 30,
	2006	2005

Management fees to officers of the Company	$ 60,000	$ 46,000
Paid or accrued accounting fees to an officer	24,000	-
Total	$ 84,000	$ 46,000

Included in accounts payable and accrued liabilities was $99,753 to a director, and $42,335 due to an officer of the Company.

Amounts due to related parties do not bear interest, are unsecured, and have no fixed payment terms. Accordingly the fair value cannot be readily determined.

6.

Loans Payable

	2006	2005

Loans payable which are unsecured, due on demand and bear interest at 10% per annum	$ 343,098	$ 254,211

On January 31, 2007 the Company entered into debt settlement agreements to retire all of the above debt indebtedness plus additional interest of $31,678 for a total of $374,776 by the issuance of 1,873,880 shares at a price of $0.20 per share. The fair value of the Company's shares at January 31, 2007 was US$0.26 per share.

7.

Share Capital

(a)

Common Shares

The authorized share capital of the Company is unlimited without par value.

(b)

Issued

	Number of Shares	Share Capital

Balance, September 30, 2004	13,939,613	$ 33,519,983
Private placement - August 4, 2004 - shares issued due to repricing clause	302,326	-
Acquisition of Gladys Lake option (note 4)	50,000	18,504
Shares issued for debt	180,000	76,704

Balance, September 30, 2005	14,471,939	33,615,191
Warrant shares issued (note 7d)	257,812	-
Acquisition of Gladys Lake option (note 4)	50,000	10,500
Shares issued for debt	861,000	199,270

Balance, September 30, 2006	15,640,751	$ 33,824,961

(c)

Stock Options

The Company has adopted an incentive stock option plan (the "Plan").  The essential elements of the Plan provide that the aggregate number of shares of the Company's capital stock issuable pursuant to options granted under the Plan may not exceed 5,800,630 shares.  Options granted under the Plan may have a maximum term of five (5) years.  The exercise price of the options granted under the Plan will not be less than the fair market value of the common stock at the date of grant.  The Plan Administrator shall specify the vesting schedule for each stock option granted.

The Company is authorized to grant options to directors, employees and consultants.  Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of Options	Weighted average Exercise price (USD$)

Outstanding and exercisable at September 30, 2004	2,925,000	$ 1.75
Options granted	1,700,000	$ 0.30
Options cancelled / expired	(2,525,000)	$ 1.75
Options exercised	-	-

Outstanding and exercisable at September 30, 2005	2,100,000	$ 0.54
Options granted	-	-
Options cancelled / expired	-	-
Options exercised	-	-

Outstanding and exercisable at September 30, 2006	2,100,000	$ 0.54

The Company has 2,100,000 stock options of which 1,700,000 were granted on February 3, 2005 that expire on February 3, 2008 and 400,000 were granted on March 12, 2004, expiring on March 12, 2008.

The following table summarizes information about fixed stock options outstanding at September 30, 2006:

	Options Outstanding			Options Exercisable
Range of exercise prices (USD$)	Number outstanding at September 30, 2006	Weighted average remaining contractual life (years)	Weighted average exercise price (USD$)	Number exercisable at September 30, 2006	Weighted average exercise price (USD$)

$ 0.30 - $ 1.75	2,100,000	1.4	$ 0.54	2,100,000	$ 0.54

The fair value of each option granted was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

February 25, 2005
Strike price	$0.37
Spot price	$0.37
Dividend rate	-
Risk-free interest rate	2.18%
Expected volatility	199%
Expected life	3 years
Number of options	1,700,000
Fair value	$0.34

Based on the above fair values compensation expense of Nil (2005 - $579,654) has been recorded in the statement of operations, and credited to contributed surplus.

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models not necessarily provide a reliable single measure of the fair value of the Company's stock options.

(d)

Warrants

Pursuant to a convertible debenture agreement dated July 28, 2004 the holders held 1,000,000 warrants to purchase shares at $0.475 USD per share and exercised their right to obtain 257,812 cashless warrants in lieu of exercising the 1,000,000 warrants. The Company issued 257,812 shares at a deemed value of $nil per share.

At September 30, 2006, the Company had 600,000 (2005 - 2,100,000) common share purchase warrants outstanding to purchase 600,000 common shares of the Company.

Issue date	Outstanding	Purchase price (USD$)	Expiry date

June 30, 2004	300,000	$ 1.00	June 30, 2007
April 23, 2004	300,000	$ 1.00	April 23, 2007

8.

Income Taxes

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2006	2005	2004

Loss before income taxes	$ (507,426)	$ (778,853)	$ (7,302,024)

Income tax recovery at statutory rates	173,134	265,745	2,747,021
Effect of tax rate change	(613,762)	-	-
Non-deductible items for tax purposes	(53,599)	(198,065)	(914,274)
Unrecognized benefit of mineral property pools	-	-	(1,664,763)
Non-capital loss expired	(89,356)	-	-
Change in valuation allowance	583,583	-	-
Unrecognized benefit of non-capital loss	-	(67,680)	(167,984)

	$ -	$ -	$ -

The significant components of the Company's future income tax assets are as follows:

	2006	2005	2004

Future income tax assets
Property, plant and equipment	$ 9,225	$ 9,950	$ 10,655
Mineral properties	1,805,862	1,987,613	2,191,500
Net capital losses available	3,384,604	3,725,249	4,107,381
Non-capital losses available	755,829	816,292	918,391

	5,955,520	6,539,104	7,227,927
Valuation allowance	(5,955,520)	(6,539,104)	(7,227,927)

	$ -	$ -	$ -

The Company has incurred non-capital losses of approximately $2,438,158 which may be applied to reduce taxable income in future years. These non-capital losses will expire as follows:

2007	$ 375,246
2008	456,841
2009	277,536
2010	176,816
2014	446,530
2015	198,359
2026	506,830

$ 2,438,158

In addition, the Company has net capital losses of approximately $10,918,080 which may be applied against taxable capital gains in the future.  These net capital losses can be carried forward indefinitely.

Also, the Company has available certain exploration and development expenditures to reduce taxable income of future years.

Future tax benefits which arise as a result of these future income tax assets have not been recognized in these financial statements as they are not considered more likely than not to be realized.

9.

Supplemental Cash Flow Information

	2006	2005	2004

Financing Activity
Share capital issued for:	$ 10,500	$ 18,504	$ 4,050,000
Investment

Investing Activity
Investment in mineral property	$ (10,500)	$ (18,504)	$ (4,050,000)

10.

Contingencies

The Company has made a demand for the return of 2,000,000 shares issued in connection with the Amapa property due to breach of the contract. The Company is of the opinion that the breaches incurred by the defendants occurred before any non-performance of the contract on its part and that it should able to exercise its rights under the contract to repurchase the 2,000,000 shares issued for $100.00.  The outcome is not determinable and no provision has been made in these financial statements.

11.

Differences between Canadian and United States Generally Accepted Accounting Principles (“GAAP”) (in Canadian dollars)

These financial statements are prepared in accordance with GAAP in Canada, which differs in some respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

	Period from December 1991 to September 30,	For the year ended September 30
	2006	2006	2005	2004

Loss for the year under Canadian GAAP	$ (37,400,450)	$ (507,426)	$ (778,853)	$ (7,302,024)
Mineral property expenditures expensed under US GAAP	(77,731)	(27,324)	(50,407)	-
Compensation expense on granting of stock options	(3,388,662)	-	-	-
Compensation expense on release of escrow shares	(3,435,000)	-	-	-

United States GAAP	$ (44,301,843)	$ (534,750)	$ (829,260)	$ (7,302,024)

Gain (loss) per share - US GAAP		$ (0.04)	$ (0.06)	$ (0.60)

			2006	2005

Total assets under Canadian GAAP			$ 83,482	$ 133,628
Mineral property expenditures expensed under US GAAP			(77,731)	(50,407)

Total assets under United States GAAP			$ 5,751	$ 83,221

Total liabilities under United States GAAP			$ 650,217	$ 402,707

Capital stock as reported			$ 33,824,961	$ 33,615,191
Cumulative compensation expense on granting of stock options			3,388,662	3,388,662
Cumulative compensation expense on release of escrow shares			3,435,000	3,435,000
Contributed surplus as reported			3,008,754	3,008,754

Capital stock under United States GAAP			$ 43,657,377	$ 43,447,607

Deficit as reported			$(37,400,450)	$(36,893,024)
Mineral property expenditures expensed under US GAAP			(77,731)	(50,407)
Cumulative compensation expense on granting of stock options			(3,388,662)	(3,388,662)
Cumulative compensation expense on release of escrow shares			(3,435,000)	(3,435,000)

Deficit under United States GAAP			$(44,301,843)	$(43,767,093)

Shareholders' deficiency under United States GAAP			(644,466)	(319,486)

Shareholders' deficiency and liabilities under United States GAAP			$ 5,751	$ 83,221

(a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of ore has been located.  Canadian GAAP allows resource exploration and development property expenditures to be deferred during this process.  This has resulted in a decrease to assets of $77,731 and an increase in loss for the year of $27,324.

(b)

Stock based compensation

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") requires companies to record compensation cost for stock-based employee compensation plans at fair value.  Effective October 1, 2003  the Company has chosen to account for stock-based compensation using the fair value method.

The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS 123 and the consensus in Emerging Issues Task Force No. 96-18, “Accounting for Equity instruments that are issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services.”

(c)

Loss per share

Under United States generally accepted accounting principles, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States generally accepted accounting principles for the years ended September 30, 2006, 2005 and 2004 were 15,036,926, 14,340,414, and 12,246,150, respectively.

(d)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools and losses carried forward.  This asset would have been reduced to $nil by a valuation allowance.

(e)

Comprehensive Income

In June 1997, the FASB issued SFAS No. 130 "Reporting comprehensive income", SFAS 130 requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and net income per share.   Comprehensive income is defined as changes in shareholders' equity exclusive of transactions with owners such as capital contributions and dividends.  There are no comprehensive income items for the periods reported.

(f)

New accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN No. 48”), which became effective for the Company on October 1, 2007. This interpretation clarifies the accounting for income tax benefits that are uncertain in nature. Under FIN No. 48, a company will recognize a tax benefit in its financial statements for an uncertain tax position only if management’s assessment is that its position is “more likely than not” (i.e. a greater than 50 percent likelihood) to be upheld on audit based only on the technical merits of the tax position. This accounting interpretation also provides guidance on measurement methodology, derecognition thresholds, financial statement classification and disclosures, interest and penalties recognition, and accounting for the cumulative effect adjustment. The new interpretation is intended to provide better financial statement comparability among companies.

Required annual disclosures include a tabular reconciliation of unrecognized tax benefits at the beginning and end of the fiscal period; the amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate; the amounts of interest and penalties recognized in the financial statements; any expected significant impacts from unrecognized tax benefits on the financial statements over the subsequent 12-month reporting period; and a description of the tax years remaining to be examined in major tax jurisdictions. FIN No. 48 is effective for fiscal years beginning on or after December 15, 2006. The Company is currently assessing the impact, if any, that the adoption of FIN No. 48 will have on its financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FAS No. 157”), which will become effective for the Company on October 1, 2008. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but would apply to assets and liabilities that are required to be recorded at fair value under other accounting standards. The impact, if any, to the Company from the adoption of FAS 157 in 2008 will depend on the nature of the Company’s assets and liabilities at the time that they are required to be measured at fair value.

In September 2006, the Securities Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) SAB No. 108. SAB No.108 provides guidance on how prior year misstatements should be taken into consideration when qualifying misstatements in current years financial statements for purposes of determining whether the current years’ financial statements are materially misstated. SAB No. 108 permits companies to record the cumulative effect of initial adoption by recording the necessary “correcting” adjustments to the carrying values of assets and liabilities as of the beginning of the 2006 year with the offsetting adjustments recorded to the opening balance of retained earnings. SAB No. 108 is effective for fiscal years ending on or after November 15, 2006. The application of SAB No. 108 did not have an impact on the Company’s consolidated balance sheets, statements of operations or statements of shareholders’ equity for 2006, 2005 or 2004.